Exhibit 10.18B

FIRST AMENDMENT TO SUBLEASE

This FIRST AMENDMENT TO SUBLEASE (“Amendment”) is made and entered into as of November 2, 2006 by and between BROADVISION, INC., a Delaware Corporation (“Sublandlord”), and BigBand Networks, Inc., a Delaware Corporation (“Subtenant”).

R E C I T A L S:

A. Sublandlord and Subtenant entered into that certain Sublease dated as November 30, 2005, for approximately 10,000 rentable square feet (“Sublease Premises”) in a building located at 585 Broadway, Redwood City, CA 94063. (the “Premises”). The Premises and the Sublease Premises are more particularly described in the Sublease, a copy of which is attached hereto as Exhibit “A”.

B. Sublandlord and Subtenant desire to modify the Sublease as set forth in this Amendment, which modifications shall be deemed effective as of the date of this Amendment as indicated above.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto hereby amend the Sublease and agree as follows:

AGREEMENT

1. Defined Terms. All capitalized terms used and not otherwise defined in this Amendment, but defined in the Sublease, shall have the same meaning in this Amendment as in the Sublease.

2. Modifications. Sublandlord and Subtenant hereby agree that the Sublease shall be modified and/or supplemented as follows:

a)	Section B of the Recitals shall be supplemented by the addition of the following: “Effective as of November 1, 2006 the rentable square feet shall be increased by approximately 8,259 rentable square feet as more particularly shown on the layout attached as Exhibit B hereto (“Additional Sublease Premises”). Except as set forth in this Amendment, all references to Sublease Premises in the Sublease shall apply equally to Additional Sublease Premises. “

b)	Section 4 (a)(i) shall be supplemented by the addition of the following: “Commencing on November 1, 2006 or the date Master Landlord’s consent is fully executed for the Additional Sublease Premises (“ASP Commencement Date”) and continuing throughout the remainder of the Term of this Sublease, Subtenant shall pay an additional monthly rent (“Additional Rent”) for the Additional Sublease Premises in the amount of $1.82 per rentable square foot per month on a Full Service basis as set forth in the following table:

Period	Additional Rent
ASP Commencement Date to 12/31/06	$0.00/month
01/1/07 to 11/30/07	$15,031.38/month.

Upon execution of this Amendment, Subtenant shall pay to Sublandlord the January 1, 2007 monthly Additional Rent in the amount of Fifteen Thousand thirty One Dollars and 38/100’s ($15,031.38). Except as set forth in this section 2 b), all references to Rent in the Sublease shall apply equally to the Additional Rent. .”

c)	Section 5 shall be supplemented by the following: “Upon execution of this Amendment, Subtenant shall deposit with Sublandlord the sum of Fifteen Thousand Thirty One Dollars and 38/100’s ($15,031.38) as an additional security deposit (“Additional Security Deposit”). Except as set forth in this Amendment, all references to Security Deposit in the Sublease shall apply equally to the Additional Security Deposit.”

d)	Section 7(a) shall be supplemented by the following: “Sublandlord shall deliver the Additional Sublease Premises in “AS-IS” condition with all building systems in good working order and condition. Sublandlord shall not be responsible for any demise or construction. If demise or construction is required, Subtenant shall be solely responsible for the same and must obey all approval and restoration rights stated in the Master Lease, unless agreed to otherwise by Master Landlord.”

e)	Section 8 shall be supplemented by the following: “Subtenant shall have access to the Additional Sublease Premises 24 hours a day, 7 days a week.”

f)	Section 10 shall be supplemented by the following: “During the Term of the sublease of the Additional Sublease Premises, at no additional cost or expense, Subtenant shall have the right to use all of the furniture, fixtures and equipment mutually agreed upon and identified on Exhibit C attached to this Amendment (“Additional Furnishings”); provided, however, that Subtenant may provide Sublandlord with a written list identifying any Additional Furnishings that Subtenant does not want to remain on the Additional Sublease Premises no later than November 25, 2006, and Sublandlord shall remove the same from the Additional Sublease Premises within five (5) days thereafter. Except as set forth in this Amendment, all references to Furniture shall apply equally to Additional Furnishings.”[Need to agree upon Inventory Exhibit]

g)	Section 16 (b) is supplemented by the following: “Subtenant shall have no option to terminate the Sublease of the Additional Sublease Premises. “

h)	Section 19 is supplemented by the following: “Sublandlord and Subtenant hereby represent that they have not engaged with any other broker other than CB Richard Ellis, Inc., and The Staubach Company with regard to the Additional Sublease Premises. Upon execution of this Amendment, Sublandlord shall be obligated to pay a brokerage commission to Subtenant’s broker equal to Seven Thousand Eight Hundred Dollars ($7800.00).. Fifty percent (50%) shall be due upon execution of the Amendment and fifty percent (50%) shall be due January 1, 2007.”

3.	Miscellaneous:

(a)	Effect of Amendments. Except to the extent the Sublease is modified by this Amendment, the remaining terms and provisions of the Sublease shall remain unmodified and in full force and effect. In the event of conflict between the terms of the Sublease and the terms of this Amendment, the terms of this Amendment shall prevail.

(b)	Entire Agreement. This Amendment embodies the entire understanding between Sublandlord and Subtenant with respect to its subject matter and can be changed only by an instrument in writing signed by the Sublandlord and Subtenant.

(c)	Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one in the same Amendment.

(d)	Corporate and Partnership Authority. If Sublandlord and Subtenant are a corporation or partnership, or is comprised of either or both of them, each individual executing this Amendment for the corporation or partnership represents that he or she is duly authorized to execute and deliver this Amendment for the corporation or partnership and that this Amendment is binding upon the corporation or partnership in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed this First Amendment as of the date and year first set forth above.

“SUBLANDLORD”	BRODVISION INC, ., A Delaware Corporation

	By:	/s/ Illegible

Its:

Date:

“SUBTENANT”	BIGBAND NETWORKS, INC., A Delaware Corporation

	By:	/s/ Fred Ball

Its:

Date:

CONSENT OF MASTER LANDLORD

The Board of Trustees of the Leland Stanford Junior University, the Master Landord under the Master Lease, hereby consents to the Amendment to the Sublease attached hereto, and all of the terms and conditions contained therein. Master Landlord hereby recognizes and will honor the Subtenant’s rights under the Sublease in the event of any default of Tenant under the Master Lease or termination of the Master Lease.

The Master Landlord additionally consents to Subtenant’s demising plan attached hereto as Exhibit 1 (the “Demising Plan”) and Master Landlord further acknowledges and agrees that Subtenant shall have no restoration obligations with respect to the Demising Plan.

By:

Its:

Date:

EXHIBIT – DEMISING PLAN

•	3/4 height temporary sheetrock wall to block entrance from Forum to Additional Sublease Premises (temporary wall to be secured in to closest wall studs);

•	Create opening in wall from Additional Sublease Premises to existing Sublease Premises;

EXHIBIT A - SUBLEASE

EXHIBIT C – ADDITIONAL FURNISHINGS